Exhibit 99.1
Explanatory Note
"Item 1. Business" set forth in this Exhibit 99.1 has been recast from the "Item 1. Business" included in Part I of the Company’s Annual Report on Form 10-K for the year ended October 28, 2018 as filed with the U.S. Securities and Exchange Commission on December 19, 2018 to reflect changes to NCI’s reportable business segments.
Item 1. Business.
General
NCI Building Systems, Inc. (together with its subsidiaries, unless the context requires otherwise, the “Company,” “NCI,” “we,” “us” or “our”) is one of North America’s largest integrated manufacturers and marketers of metal products for the nonresidential construction industry. Of the approximate $295 billion nonresidential construction industry, we primarily serve the low-rise nonresidential construction market (five stories or less) which, according to Dodge Data & Analytics (“Dodge”), represented approximately 87% of the total nonresidential construction industry during our fiscal year 2018. Our broad range of products are used primarily in new construction and in repair and retrofit activities, mostly in North America.
We design, engineer, manufacture and market what we believe is one of the most comprehensive lines of metal components and engineered building systems in the industry, with a reputation for high quality and superior engineering and design. We go to market with well-recognized brands, which allow us to compete effectively within a broad range of end-user markets including industrial, commercial, institutional and agricultural. Our service versatility allows us to support the varying needs of our diverse customer base, which includes general contractors and sub-contractors, developers, manufacturers, distributors and a current network of approximately 3,200 affiliated builders across North America in our Engineered Building Systems business, over 1,000 dealer partners for our insulated metal panel (“IMP”) products and approximately 5,500 architects. We also provide metal coil coating services for commercial and construction applications, servicing both internal and external customers.
As of October 28, 2018, we operated 36 manufacturing facilities located in the United States, Mexico and Canada, with additional sales and distribution offices throughout the United States and Canada. Our broad geographic footprint, along with our hub-and-spoke distribution system, allows us to efficiently supply a broad range of customers with high-quality customer service and reliable deliveries.
The Company was founded in 1984 and reincorporated in Delaware in 1991. In 1998, we acquired Metal Building Components, Inc. (“MBCI”) and doubled our revenue base. As a result of the acquisition of MBCI, we became the largest domestic manufacturer of nonresidential metal components. In 2006, we acquired Robertson-Ceco II Corporation (“RCC”) which operates the Ceco Building Systems, Star Building Systems and Robertson Building Systems divisions and is a leader in the metal buildings industry. The RCC acquisition created an organization with greater product and geographic diversification, a stronger customer base and a more extensive distribution network than either company had individually, prior to the acquisition.
Since 2011, we have executed on a strategy to become the leading provider of IMP products in North America through our acquisitions of Metl-Span LLC (‘‘Metl-Span’’) in 2012 and CENTRIA, a Pennsylvania general partnership (‘‘CENTRIA’’), in 2015. We believe the IMP market remains underpenetrated in North America. IMP products possess several physical and cost-effective attributes, such as energy efficiency, that make them compelling alternatives to competing building materials, in particular due to the adoption of stricter standards and codes by numerous states in the United States that are expected to increase the use of IMP products in construction projects. Given these factors, we believe that growth within the IMP market will continue to outpace the broader metal building sector and the nonresidential construction industry as a whole.
The engineered building systems, metal components, insulated metal panels and metal coil coating businesses, and the construction industry in general, are seasonal in nature. Sales normally are lower in the first half of each fiscal year compared to the second half of each fiscal year because of unfavorable weather conditions for construction and typical business planning cycles affecting construction.
The nonresidential construction industry is highly sensitive to national and regional macroeconomic conditions. One of the primary challenges we face is that the United States economy is slowly recovering from a recession and a period of relatively low nonresidential construction activity, which began in the third quarter of 2008 and reduced demand for our products and adversely affected our business. In addition, the tightening of credit in financial markets over the same period adversely affected the ability of our customers to obtain financing for construction projects. As a result, we experienced a decrease in orders and cancellations of orders for our products.
Current market estimates continue to show uneven activity across the nonresidential construction markets. According to Dodge, low-rise nonresidential construction starts, as measured in square feet and comprising buildings of up to five stories, were down as much as approximately 7% in our fiscal 2018 as compared to our fiscal 2017. However, Dodge typically revises initial reported figures, and we expect this metric will be revised upwards over time. Leading indicators for low-rise, nonresidential construction activity indicate positive momentum into fiscal 2019.
The leading indicators that we follow and that typically have the most meaningful correlation to nonresidential low-rise construction starts are the American Institute of Architects’ (“AIA”) Architecture Mixed Use Index, Dodge residential single family starts and the Conference Board Leading Economic Index (“LEI”). Historically, there has been a very high correlation to the Dodge low-rise nonresidential starts when the three leading indicators are combined and then seasonally adjusted. The combined forward projection of these metrics, based on a 9 to 14-month historical lag for each metric, indicates low single digit growth for new low-rise nonresidential construction starts in fiscal 2019.
On October 20, 2009, we completed a financial restructuring that resulted in a change of control of the Company. As part of the restructuring, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. (together, the “CD&R Fund VIII Investment Group”), purchased an aggregate of 250,000 shares of a newly created class of our convertible preferred stock, designated the Series B Cumulative Convertible Participating Preferred Stock (the “Convertible Preferred Stock,” and shares thereof, the “Preferred Shares”), then representing approximately 68.4% of the voting power and Common Stock of the Company on an as-converted basis (the “Equity Investment”). On May 14, 2013, the CD&R Fund VIII Investment Group delivered a formal notice requesting the conversion of all of their Preferred Shares into shares of our Common Stock (the “Conversion”). In connection with the Conversion request, we issued the CD&R Fund VIII Investment Group 54,136,817 shares of our Common Stock, representing 72.4% of the Common Stock of the Company then outstanding. Under the terms of the Preferred Shares, no consideration was required to be paid by the CD&R Fund VIII Investment Group to the Company in connection with the Conversion of the Preferred Shares. As a result of the Conversion, the CD&R Fund VIII Investment Group no longer have rights to dividends or default dividends as specified in the Certificate of Designations for the Convertible Preferred Stock. The Conversion eliminated all the outstanding Convertible Preferred Stock and increased stockholders’ equity by nearly $620.0 million.
On June 22, 2012, we completed the acquisition of Metl-Span (the “Metl-Span Acquisition”) acquiring all of its outstanding membership interests for approximately $145.7 million in cash, which included $4.7 million of cash acquired. Upon the closing of the Metl-Span Acquisition, Metl-Span became a direct, wholly-owned subsidiary of NCI Group, Inc. The Metl-Span Acquisition strengthened our position as a leading fully integrated supplier to the nonresidential building products industry in North America, providing our customers a comprehensive suite of building products.
On January 16, 2015, NCI Group, Inc., a wholly-owned subsidiary of the Company, and Steelbuilding.com, LLC, a wholly owned subsidiary of NCI Group, Inc., completed the acquisition of CENTRIA (the “CENTRIA Acquisition”), pursuant to the terms of the Interest Purchase Agreement, dated November 7, 2014 (“Interest Purchase Agreement”) with SMST Management Corp., a Pennsylvania corporation, Riverfront Capital Fund, a Pennsylvania limited partnership, and CENTRIA. NCI acquired all of the general partnership interests of CENTRIA in exchange for $255.8 million in cash, including cash acquired of $8.7 million. The purchase price was subject to a post-closing adjustment to net working capital as provided in the Interest Purchase Agreement, which we settled during the first quarter of fiscal 2016 for additional cash consideration of approximately $2.1 million payable to the seller, which approximated the amount we previously accrued. The purchase price was funded through the issuance of $250.0 million of new indebtedness.
On February 8, 2018, the Company entered into a Term Loan Credit Agreement (the “Pre-merger Term Loan Credit Agreement”) which provided for a term loan credit facility in an original aggregate principal amount of $415.0 million (the “Pre-merger Term Loan Credit Facility”). Proceeds from borrowings under the Pre-merger Term Loan Credit Facility were used, together with cash on hand, (i) to refinance the existing term loan credit agreement, (ii) to redeem and repay the existing 8.25% senior notes due 2023 and (iii) to pay any fees, premiums and expenses incurred in connection with the refinancing. The term loans under the Pre-merger Term Loan Credit Agreement would have matured on February 7, 2025 and, prior to such date, would have amortized in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum.
On February 8, 2018, the subsidiaries of the Company, NCI Group, Inc. and Robertson-Ceco II Corporation, and the Company as a guarantor, entered into an ABL Credit Agreement (the “Pre-merger ABL Credit Agreement”). The Pre-merger ABL Credit Agreement provided for an asset-based revolving credit facility (the “Pre-merger ABL Credit Facility”) which allowed aggregate maximum borrowings by the ABL borrowers of up to $150 million, letters of credit of up to $30 million and up to $20 million for swingline borrowings. Borrowing availability is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of accounts receivable, eligible credit card receivables and eligible inventory, less certain reserves and subject to certain other adjustments. Availability is reduced by issuance of letters of credit as well as any borrowings. All borrowings under the Pre-merger ABL Credit Facility would have matured on February 8, 2023.
At a Special Meeting of the shareholders of NCI held on November 15, 2018 (the “Special Shareholder Meeting”), NCI’s shareholders approved (i) the Agreement and Plan of Merger (the “Merger Agreement”) among NCI, Ply Gem Parent, LLC (“Ply Gem”), and for certain limited purposes set forth in the Merger Agreement, Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, pursuant to which, at the closing of the merger, Ply Gem was merged with and into the Company, with the Company continuing its existence as a corporation organized under the laws of the State of Delaware (the “Merger”) and (ii) the issuance in the Merger of 58,709,067 shares of NCI common stock, par value $0.01 per share (the “NCI Common Stock”) in the aggregate, on a pro rata basis, to the holders of all of the equity interests in Ply Gem (the “Stock Issuance”). NCI’s shareholders also approved the three additional proposals described in the Company’s proxy statement relating to the Special Shareholder Meeting. The Merger was consummated on November 16, 2018 pursuant to the Merger Agreement.
Pursuant to the terms of the Merger Agreement, on November 16, 2018, the Company entered into (i) a stockholders agreement (the “New Stockholders Agreement”) between the Company and each of Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund VIII”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R FF Fund VIII”, and together with CD&R Fund VIII, the “CD&R Fund VIII Investor Group”), CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership (“CD&R Pisces”, and together with CD&R Fund VIII and CD&R FF Fund VIII, individually, the “CD&R Investors,” and collectively, the “CD&R Investor Group”), Atrium Intermediate Holdings, LLC, a Delaware limited liability company (“Atrium”), GGC BP Holdings, LLC, a Delaware limited liability company (“GGC”), and AIC Finance Partnership, L.P., a Cayman Islands exempted limited partnership (“AIC”, and together with Atrium and GGC, each individually, a “Golden Gate Investor,” and collectively, the “Golden Gate Investor Group,” and together with the CD&R Investor Group, the “Investors”), pursuant to which the Company granted to the Investors certain governance, preemptive and subscription rights and (ii) a registration rights agreement (the “New Registration Rights Agreement”) with the Investors, pursuant to which the Company granted the Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of NCI Common Stock that are held by the Investors following the consummation of the Merger.
Pursuant to the terms of the New Stockholders Agreement, CD&R Fund VIII, CD&R FF Fund VIII and the Company terminated the Stockholders Agreement (the “Old Stockholders Agreement”), dated as of October 20, 2009, by and among the Company, CD&R Fund VIII and CD&R FF Fund VIII. Pursuant to the terms of the New Registration Rights Agreement, CD&R Fund VIII, CD&R FF Fund VIII and the Company terminated the Registration Rights Agreement (the “Old Registration Rights Agreement”), dated as of October 20, 2009, by and among the Company, CD&R Fund VIII and CD&R FF Fund VIII.
On November 16, 2018, in connection with the consummation of the Merger, the Company assumed (i) the obligations of the company formerly known as Ply Gem Midco, Inc. (“Ply Gem Midco”), a subsidiary of Ply Gem immediately prior to the consummation of the Merger, as borrower under the Current Cash Flow Credit Agreement, (ii) the obligations of Ply Gem Midco as parent borrower under the Current ABL Credit Agreement and (iii) the obligations of Ply Gem Midco as issuer under the Current Indenture (each as defined and further described in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations).
For additional discussion of the Company’s debt following the Merger, see “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our principal offices are located at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, and our telephone number is (888) 975-9436.
We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, along with any amendments to those reports, are available free of charge at our corporate website at http://www.ncibuildingsystems.com as soon as practicable after such material is electronically filed with, or furnished to, the SEC. In addition, our website includes other items related to corporate governance matters, including our corporate governance guidelines, charters of various committees of our board of directors and the code of business conduct and ethics applicable to our employees, officers and directors. You may obtain copies of these documents, free of charge, from our corporate website. However, the information on our website is not incorporated by reference into this Form 10-K.
Operating Segments
On February 11, 2019, the Company filed a transition report on Form 10-Q which included the financial information for the transition period from October 29, 2018 to December 31, 2018, referred to herein as the "transition period". For the transition period ended December 31, 2018, the Company began reporting results under new reportable segments to align with how the Company will manage its business, review operating performance and allocate resources following the merger with Ply Gem. We have revised our segment reporting to represent how we now manage our business, recasting prior periods to conform to the current segment presentation.
Subsequent to the Merger, we have three reportable segments: (i) Commercial; (ii) Siding; and (iii) Windows. The Commercial segment includes the aggregate operating results of the legacy NCI businesses - Engineered Building Systems; Metal Components; Insulated Metal Panels; and Metal Coil Coating, which operate primarily in the nonresidential construction market. The Siding and Windows segments will include the operating results of the legacy Ply Gem operating segments. For the fiscal year ended October 28, 2018 there were no operations within the Siding and Windows segments.

Prior to the Merger we operated primarily in the nonresidential construction market. Sales and earnings are influenced by general economic conditions, the level of nonresidential construction activity, metal roof repair and retrofit demand and the availability and terms of financing available for construction. The manufacturing and distribution activities of our businesses are effectively coupled through the use of our nationwide hub-and-spoke manufacturing and distribution system, which supports and enhances our vertical integration.
Commercial Segment
Engineered Building Systems
Products.  Engineered building systems consist of engineered structural members and panels that are fabricated and roll-formed in a factory. These systems are custom designed and engineered to meet project requirements and then shipped to a construction site complete and ready for assembly with no additional field welding required. Engineered building systems manufacturers design an integrated system that meets applicable building code and designated end use requirements. These systems consist of primary structural framing, secondary structural members (purlins and girts) and metal roof and wall systems or conventional wall materials manufactured by others, such as masonry and concrete tilt-up panels.
Engineered building systems typically consist of three systems:
Primary structural framing.  Primary structural framing, fabricated from heavy-gauge plate steel, supports the secondary structural framing, roof, walls and all externally applied loads. Through the primary framing, the force of all applied loads is structurally transferred to the foundation.
Secondary structural framing.  Secondary structural framing is designed to strengthen the primary structural framing and efficiently transfer applied loads from the roof and walls to the primary structural framing. Secondary structural framing consists of medium-gauge, roll-formed steel components called purlins and girts. Purlins are attached to the primary frame to support the roof. Girts are attached to the primary frame to support the walls.
Metal roof and wall systems.  Metal roof and wall systems not only lock out the weather but may also contribute to the structural integrity of the overall building system. Roof and wall panels are fabricated from light-gauge, roll-formed steel in many architectural configurations.
Accessory components complete the engineered building system. These components include doors, windows, specialty trims, gutters and interior partitions.
The following characteristics of engineered building systems distinguish them from other methods of construction:
Shorter construction time.  In many instances, it takes less time to construct an engineered building than other building types. In addition, because most of the work is done in the factory, the likelihood of weather interruptions is reduced.
More efficient material utilization.  The larger engineered building systems manufacturers use computer-aided analysis and design to fabricate structural members with high strength-to-weight ratios, minimizing raw materials costs.
Lower construction costs.  The in-plant manufacture of engineered building systems, coupled with automation, allows the substitution of less expensive factory labor for much of the skilled on-site construction labor otherwise required for traditional building methods.
Greater ease of expansion.  Engineered building systems can be modified quickly and economically before, during or after the building is completed to accommodate all types of expansion. Typically, an engineered building system can be expanded by removing the end or side walls, erecting new framework and adding matching wall and roof panels.
Lower maintenance costs.  Unlike wood, metal is not susceptible to deterioration from cracking, rotting or insect damage. Furthermore, factory-applied roof and siding panel coatings resist cracking, peeling, chipping, chalking and fading.
Environmentally friendly.  Our buildings utilize between 30% and 60% recycled content and our roofing and siding utilize painted surfaces with high reflectance and emissivity, which help conserve energy and reduce operating costs.
Manufacturing.  As of October 28, 2018, we operated seven facilities for manufacturing and distributing engineered building systems throughout the United States and in Monterrey, Mexico.
After we receive an order, our engineers design the engineered building system to meet the customer’s requirements and to satisfy applicable building codes and zoning requirements. To expedite this process, we use computer-aided design and engineering systems to generate engineering and erection drawings and a bill of materials for the manufacture of the engineered building system. From time to time, depending on our volume, we outsource portions of our drafting requirements to third parties.
Once the specifications and designs of the customer’s project have been finalized, the manufacturing of frames and other building systems begins at one of our frame manufacturing facilities. Fabrication of the primary structural framing consists of a process in which steel plates are punched and sheared and then routed through an automatic welding machine and sent through further fitting and welding processes. The secondary structural framing and the covering system are roll-formed steel products that are manufactured at our full manufacturing facilities as well as our components plants.
Upon completion of the manufacturing process, structural framing members and metal roof and wall systems are shipped to the job site for assembly. Since on-site construction is performed by an unaffiliated, independent general contractor, usually one of our authorized builders, we generally are not responsible for claims by end users or owners attributable to faulty on-site construction. The time elapsed between our receipt of an order and shipment of a completed building system has typically ranged from six to twelve weeks, although delivery varies depending on engineering and drafting requirements and the length of the permitting process.
Sales, Marketing and Customers.  We are one of the largest domestic suppliers of engineered building systems. We design, engineer, manufacture and market engineered building systems and self-storage building systems for all nonresidential markets including commercial, industrial, agricultural, governmental and community.
Throughout the twentieth century, the applications of metal buildings have significantly evolved from small, portable structures that prospered during World War II into fully customizable building solutions spanning virtually every commercial low-rise end-use market.
We believe the cost of an engineered building system, excluding the cost of the land, generally represents approximately 15% to 20% of the total cost of constructing a building, which includes such elements as labor, plumbing, electricity, heating and air conditioning systems, installation and interior finish. Technological advances in products and materials, as well as significant improvements in engineering and design techniques, have led to the development of structural systems that are compatible with more traditional construction materials. Architects and designers now often combine an engineered building system with masonry, concrete, glass and wood exterior facades to meet the aesthetic requirements of end users while preserving the inherent characteristics of engineered building systems. As a result, the uses for engineered building systems now include office buildings, showrooms, retail shopping centers, banks, schools, places of worship, warehouses, factories, distribution centers, government buildings and community centers for which aesthetics and architectural features are important considerations of the end users. In addition, advances in our products such as insulated steel panel systems for roof and wall applications give buildings the desired balance of strength, thermal efficiency and aesthetic attractiveness.
We sell engineered building systems to builders, general contractors, developers and end users nationwide under the brand names “Metallic,” “Mid-West Steel,” “A & S,” “All American,” “Mesco,” “Star,” “Ceco,” “Robertson,” “Garco,” “Heritage” and “SteelBuilding.com.” We market engineered building systems through an in-house sales force to affiliated builder networks of approximately 3,200 builders. We also sell engineered building systems via direct sale to owners and end users as well as through private label companies. In addition to a traditional business-to-business channel, we sell small custom-engineered metal buildings through two other consumer-oriented marketing channels targeting end-use purchasers and small general contractors. We sell through Heritage Building Systems (“Heritage”), which is a direct-response, phone-based sales organization, and Steelbuilding.com, which allows customers to design, price and buy small metal buildings online. During fiscal 2018, our largest customer for Engineered Building Systems accounted for less than 1% of our total consolidated sales and external sales of our Engineered Building Systems business accounted for 37.8% of total consolidated sales for the fiscal year.
The majority of our sales of engineered building systems are made through our authorized builder networks. We enter into an authorized builder agreement with independent general contractors that market our products and services to users. These agreements generally grant the builder the non-exclusive right to market our products in a specified territory. Generally, the agreement is cancelable by either party with between 30 and 60 days’ notice. The agreement does not prohibit the builder from marketing engineered building systems of other manufacturers. In some cases, we may defray a portion of the builder’s advertising costs and provide volume purchasing and other pricing incentives to encourage those businesses to deal exclusively or principally with us. The builder is required to maintain a place of business in its designated territory, provide a sales organization, conduct periodic advertising programs and perform construction, warranty and other services for customers and potential customers. An authorized builder usually is hired by an end-user to erect an engineered building system on the customer’s site and provide general contracting, subcontracting and/or other services related to the completion of the project. We sell our products to the builder, which generally includes the price of the building as a part of its overall construction contract with its customer. We rely upon maintaining a satisfactory business relationship for continuing job orders from our authorized builders.
Metal Components
Products.  Metal components include metal roof and wall systems, metal partitions, metal trim, doors and other related accessories. These products are used in new construction and in repair and retrofit applications for industrial, commercial, institutional, agricultural and rural uses. Metal components are used in a wide variety of construction applications, including purlins and girts, roofing, standing seam roofing, walls, doors, trim and other parts of traditional buildings, as well as in architectural applications and engineered building systems. Although precise market data is limited, we estimate the metal components market, including roofing applications, to be a multi-billion dollar market. We believe that metal products have gained and continue to gain a greater share of new construction and repair and retrofit markets due to increasing acceptance and recognition of the benefits of metal products in building applications.
Our metal components consist of individual components, including secondary structural framing, metal roof and wall systems and associated metal trims. We sell directly to contractors or end users for use in the building industry, including the construction of metal buildings. We also stock and market metal component parts for use in the maintenance and repair of existing buildings. Specific component products we manufacture include metal roof and wall systems, purlins, girts, partitions, header panels and related trim and screws. We are continually developing and marketing new products such as our Soundwall™, Nu-Roof™ system and Energy Star cool roofing. We believe we offer the widest selection of metal components in the building industry. We custom produce purlins and girts for our customers and offer one of the widest selections of sizes and profiles in the United States. Metal roof and wall systems protect the rest of the structure and the contents of the building from the weather. They may also contribute to the structural integrity of the building.
Metal roofing systems have several advantages over conventional roofing systems, including the following:
Lower life cycle cost.  The total cost over the life of metal roofing systems is lower than that of conventional roofing systems for both new construction and retrofit roofing. For new construction, the cost of installing metal roofing is greater than the cost of conventional roofing. However, the longer life and lower maintenance costs of metal roofing make the cost more attractive. For retrofit roofing, although installation costs are higher for metal roofing due to the need for a sloping support system, over time the lower ongoing costs more than offset the initial cost.
Increased longevity.  Metal roofing systems generally last for a minimum of 20 years without requiring major maintenance or replacement. This compares to five to ten years for conventional roofs. The cost of leaks and roof failures associated with conventional roofing can be very high, including damage to building interiors and disruption of the functional usefulness of the building. Metal roofing prolongs the intervals between costly and time-consuming repair work.
Attractive aesthetics and design flexibility.  Metal roofing systems allow architects and builders to integrate colors and geometric design into the roofing of new and existing buildings, providing an increasingly fashionable means of enhancing a building’s aesthetics. Conventional roofing material is generally tar paper or a gravel surface, and building designers tend to conceal roofs made with these materials.
Our metal roofing products are attractive and durable. We use standing seam roof technology to replace traditional built-up and single-ply roofs as well as to provide a distinctive look to new construction.
Manufacturing.  As of October 28, 2018, we operated 14 facilities to manufacture metal components for the nonresidential construction industry, including three facilities for our door operations.
Metal component products are roll-formed or fabricated at each plant using roll-formers and other metal working equipment. In roll-forming, pre-finished coils of steel are unwound and passed through a series of progressive forming rolls that form the steel into various profiles of medium-gauge structural shapes and light-gauge roof and wall panels.
Sales, Marketing and Customers.  We are one of the largest domestic suppliers of metal components to the nonresidential building industry. We design, manufacture, sell and distribute one of the widest selections of components for a variety of new construction applications as well as for repair and retrofit uses.
We manufacture and design metal roofing systems for sales to regional metal building manufacturers, general contractors and subcontractors. We believe we have the broadest line of standing seam roofing products in the building industry. In addition, we have granted 21 non-exclusive, on-going license agreements to 18 companies, both domestic and international, relating to our standing seam roof technology.
These licenses, for a fee, are provided with MBCI’s technical know-how relating to the marketing, sales, testing, engineering, estimating, manufacturing and installation of the licensed product. The licensees buy their own roll forming equipment to manufacture the roof panels and typically buy accessories for the licensed roof system from MBCI.
We estimate that metal roofing currently accounts for less than 10% of total roofing material volume. However, metal roofing accounts for a significant portion of the overall metal components market. As a result, we believe that significant opportunities exist for metal roofing, with its advantages over conventional roofing materials, to increase its overall share of this market.
We sell metal components directly to regional manufacturers, contractors, subcontractors, distributors, lumberyards, cooperative buying groups and other customers under the brand names “MBCI”, “American Building Components” (“ABC”), “Eco-ficient” and “Metal Depots.” In addition to metal roofing systems, we manufacture roll-up doors and sell interior and exterior walk doors for use in the self-storage industry and other metal buildings. Roll-up doors, interior and exterior doors, interior partitions and walls, header panels and trim are sold directly to contractors and other customers under the brand “Doors and Buildings Components” (“DBCI”). These components also are produced for integration into self-storage and engineered building systems sold by us. In addition to a traditional business-to-business channel, we sell components through Metal Depots, which has eight retail stores throughout the United States and specifically targets end-use consumers and small general contractors.
We market our components products primarily within six market segments: commercial/industrial, architectural, standing seam roof systems, agricultural, residential and cold storage. Customers include small, medium and large contractors, specialty roofers, regional fabricators, regional engineered building fabricators, post frame contractors, material resellers and end users. Commercial and industrial businesses, including self-storage, are heavy users of metal components and metal buildings systems. Standing seam roof and architectural customers have emerged as an important part of our customer base. As metal buildings become a more acceptable building alternative and aesthetics become an increasingly important consideration for end users of metal buildings, we believe that architects will participate more in the design and purchase decisions and will use metal components to a greater extent. Wood frame builders also purchase our metal components through distributors, lumberyards, cooperative buying groups and chain stores for various uses, including agricultural buildings.
Our metal components sales operations are organized into geographic regions. Each region is headed by a general sales manager supported by individual regional sales managers. Each local sales office is staffed by a direct sales force responsible for contacting customers and architects and a sales coordinator who supervises the sales process from the time the order is received until it is shipped and invoiced. The regional and local focus of our customers requires extensive knowledge of local business conditions. During fiscal 2018, our largest customer for Metal Components accounted for less than 1% of our total consolidated sales and external sales of our Metal Components business accounted for 30.6% of total consolidated sales for the fiscal year.
Insulated Metal Panels
Products. Insulated metal panels are panels consisting of rigid foam encased between two sheets of coated metal in a variety of modules, lengths and reveal combinations which are used in architectural, commercial, industrial and cold storage market applications.
Manufacturing. As of October 28, 2018, we operated eight facilities (seven in the United States and one in Canada) to manufacture IMP products.
Sales, Marketing and Customers. We design, manufacture, sell and distribute insulated metal panels for use in various Architectural, Commercial, Industrial and Cold Storage end-market applications under the brand names "Metl-Span" and "CENTRIA".
One of our strategic objectives and a major part of our “green” initiative is to expand our IMP product lines, which are increasingly desirable because of their energy efficiency, noise reduction and aesthetic qualities. Our IMP product line manufacturing facilities in the United States and Canada provide the nonresidential building products market with cost-effective and energy efficient insulated metal wall and roof panels.
Our “green” initiative enables us to capitalize on increasing consumer preferences for environmentally-friendly construction. We believe this will allow us to further service the needs of our existing customer base and to gain new customers.
As with components products, our IMP product lines service each of our six market segments: commercial/industrial, architectural, standing seam roof systems, agricultural, residential and cold storage.
During fiscal 2018, the largest customer of our Insulated Metal Panels business accounted for less than 2% of our total consolidated sales and external sales of our Insulated Metal Panels business represented 21.2% of total consolidated sales for the fiscal year.
Metal Coil Coating
Products.  Metal coil coating consists of cleaning, treating and painting various flat-rolled metals, in coil form, as well as slitting and/or embossing the metal, before the metal is fabricated for use by various industrial users. Light gauge and heavy gauge metal coils that are painted, either for decorative or corrosion protection purposes, are utilized in the building industry by manufacturers of metal components and engineered building systems. In addition, these painted metal coils are utilized by manufacturers of other products, such as water heaters, lighting fixtures, ceiling grids, HVAC and appliances. We clean, treat and coat both heavy gauge (hot-rolled) and light gauge metal coils for our other businesses and for third-party customers, who utilize them in a variety of applications, including construction products, heating and air conditioning systems, water heaters, lighting fixtures, ceiling grids, office furniture, appliances and other products. We provide toll coating services under which the customer provides the metal coil and we provide only the coil coating service. We also provide a painted metal package under which we sell both the metal coil and the coil coating service together.
We believe that pre-painted metal coils provide manufacturers with a higher quality, environmentally cleaner and more cost-effective solution to operating their own in-house painting operations. Pre-painted metal coils also offer manufacturers the opportunity to produce a broader and more aesthetically pleasing range of products.

Manufacturing.  As of October 28, 2018, we operated seven metal coil coating facilities located in the United States. Two of our facilities coat hot-rolled, heavy gauge metal coils and five of our facilities coat light gauge metal coils.
Our coil coating processes have multiple stages. In the first stage, the metal surface is cleaned, and a chemical pretreatment is applied. The pretreatment is designed to promote adhesion of the paint system and enhance the corrosion resistance of the metal. After the pretreatment stage, a paint system is roll-applied to the metal surface, then baked at a high temperature to cure the coating and achieve a set of physical properties that not only make the metal more attractive, but also allows it to be formed into a manufactured product, all while maintaining the integrity of the paint system so that it can endure the final end use requirements. After the coating system has been cured, the metal substrate is rewound into a finished metal coil and packaged for shipment. Slitting and embossing processes can also be performed on the finished coil in accordance with customer specifications, prior to shipment.
Sales, Marketing and Customers.  We process metal coils to supply substantially all the coating requirements of our own metal components and engineered building systems businesses. We also process metal coils to supply external customers in a number of different industries.
We market our metal coil coating products and processes under the brand names “Metal Coaters” and “Metal Prep”. Each of our metal coil coating facilities has an independent sales staff.
We sell our products and processes principally to original equipment manufacturer customers who utilize pre-painted metal, including other manufacturers of engineered building systems and metal components. Our customer base also includes steel mills, metal service centers and painted coil distributors who in-turn supply various manufacturers of engineered building systems, metal components, lighting fixtures, ceiling grids, water heaters, appliances and other manufactured products. During fiscal 2018, the largest customer of our Metal Coil Coating business accounted for approximately 1% of our total consolidated sales and external sales of our Metal Coil Coating business represented 10.4% of total consolidated sales for the fiscal year.
Business Strategy
We intend to expand our business, enhance our market position and increase our sales and profitability by focusing on the implementation of a number of key initiatives that we believe will help us grow and reduce costs. Our current strategy focuses primarily on organic initiatives, but also considers the use of opportunistic acquisitions to achieve our growth objectives:

•
Corporate-Wide Initiatives.  We will continue our focus on leveraging technology, automation and supply chain efficiencies to be one of the lowest cost producers, reduce engineering, selling, general and administrative (“ESG&A”) expenses and improve plant utilization through expanded use of our integrated business model and facility re-alignment. To further distinguish the value of our products and services, our manufacturing platform has been reorganized into a single, integrated organization, to rapidly incorporate the benefits of lean manufacturing best practices and efficiencies across all of our facilities.

•
Engineered Building Systems business.  We intend to enhance the performance of our differentiated brands by aligning our operations to achieve the best total value building solution, delivered complete and on-time, every time. We are focused on providing industry leading cycle times, service and quality, while improving customer satisfaction.

•	Metal Components business. We intend to maintain our leading positions in these markets and seek opportunities to profitably expand our customer base by providing industry leading customer service.

•	Insulated Metal Panels business. We intend to drive growth in sales of high-margin IMP product lines through all legacy commercial channels.

•
Metal Coil Coating business.  Through diversification of our external customer base and national footprint, we plan to grow non-construction sales as a supply chain partner to national manufacturers. We will continue to leverage efficiency improvements to be one of the lowest cost producers.

The combination of NCI and Ply Gem, headquartered in Cary, NC, establishes a leading exterior building products manufacturer with a broad range of products to residential and commercial customers for both new construction and repair & remodel. With a portfolio of key products which includes windows, doors, siding, metal wall and roof systems, engineered commercial buildings, insulated metal panels, stone and other adjacent products, the Company has more than 20,000 employees across 80 manufacturing, distribution and office locations throughout North America.
Restructuring
We continue to execute on our plans to improve cost efficiency through the optimization of our combined manufacturing plant footprint and the elimination of certain fixed and indirect ESG&A costs. During the fiscal year ended October 28, 2018, we incurred restructuring charges of $1.5 million, including $1.3 million, $1.3 million and $0.1 million in the Engineered Building Systems and Insulated Metal Panels businesses, and Corporate, respectively, partially offset by a net gain of $1.2 million on sales of facilities in our Metal Components business. Restructuring charges are recorded for these plans as they become estimable and probable. See Note 5 — Restructuring in the notes to the consolidated financial statements for additional information.
Raw Materials
The principal raw material used in manufacturing of our metal components and engineered building systems is steel which we purchase from multiple steel producers. Our various products are fabricated from steel produced by mills including bars, plates, structural shapes, hot-rolled coils and galvanized or Galvalume®-coated coils (Galvalume® is a registered trademark of BIEC International, Inc.).
Our raw materials on hand increased to $205.9 million at October 28, 2018 from $150.9 million at October 29, 2017 due to rising input costs and to support higher levels of business activity in fiscal 2018.
The price and supply of steel impacts our business. The steel industry is highly cyclical in nature, and steel prices have been volatile in recent years and may remain volatile in the future. Steel prices are influenced by numerous factors beyond our control, including general economic conditions domestically and internationally, currency fluctuations, the availability of raw materials, competition, labor costs, freight and transportation costs, production costs, import duties and other trade restrictions. Based on the cyclical nature of the steel industry, we expect steel prices will continue to be volatile.
Although we have the ability to purchase steel from a number of suppliers, a production cutback by one or more of our current suppliers could create challenges in meeting delivery schedules to our customers. Because we have periodically adjusted our contract prices, particularly in the engineered building systems business, we have generally been able to pass increases in our raw material costs through to our customers. We normally do not maintain an inventory of steel in excess of our current production requirements. However, from time to time, we may purchase steel in advance of announced steel price increases. For additional information about the risks of our raw material supply and pricing, see “Item 1A. Risk Factors” and Item 7A. Quantitative and Qualitative Disclosures About Market Risk — Steel Prices.”
Backlog
At October 28, 2018 and October 29, 2017, the total backlog of orders, consisting of Engineered Building Systems’ and IMP orders, for our products we believe to be firm was $557.0 million and $545.6 million, respectively. Job orders included in backlog are generally cancelable by customers at any time for any reason; however, cancellation charges may be assessed. Occasionally, orders in the backlog are not completed and shipped for reasons that include changes in the requirements of the customers and the inability of customers to obtain necessary financing or zoning variances. We anticipate that less than 16% of this backlog will extend beyond one year.
Competition
We and other manufacturers of metal components and engineered building systems compete in the building industry with all other alternative methods of building construction such as tilt-wall, concrete and wood, single-ply and built up, all of which may be perceived as more traditional, more aesthetically pleasing or having other advantages over our products.
In addition, competition in the metal components and engineered building systems market of the building industry is intense. We believe it is based primarily on:

•	quality;

•	service;

•	on-time delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction; and

•	personal relationships with customers.
We compete with a number of other manufacturers of metal components and engineered building systems for the building industry, ranging from small local firms to large national firms. Many of these competitors operate on a regional basis. We have two primary nationwide competitors in the engineered building systems market and three primary nationwide competitors in the metal components market. However, the metal components market is more fragmented than the engineered building systems market.
As of October 28, 2018, we operated 36 manufacturing facilities located in the United States, Mexico and Canada, with additional sales and distribution offices throughout the United States and Canada. These facilities are used primarily for the manufacturing of metal components and engineered building systems for the building industry. We believe this broad geographic distribution gives us an advantage over our metal components and engineered building systems competitors because major elements of a customer’s decision are the speed and cost of delivery from the manufacturing facility to the product’s ultimate destination. We operate a fleet of trucks to deliver our products to our customers in a more timely manner than most of our competitors.
We compete with a number of other providers of metal coil coating services to manufacturers of metal components and engineered building systems for the building industry, ranging from small local firms to large national firms. Most of these competitors operate on a regional basis. Competition in the metal coil coating industry is intense and is based primarily on quality, service, delivery and price.
Consolidation
Over the last several years, there has been a consolidation of competitors within the industries of the Engineered Building Systems, Metal Components, Insulated Metal Panels and Metal Coil Coating businesses, which include many small local and regional firms. We believe that these industries will continue to consolidate, driven by the needs of manufacturers to increase anticipated long-term manufacturing capacity, achieve greater process integration, add geographic diversity to meet customers’ product and delivery needs, improve production efficiency and manage costs. When beneficial to our long-term goals and strategy, we have sought to consolidate our business operations with other companies. The resulting synergies from these consolidation efforts have allowed us to reduce costs while continuing to serve our customers’ needs. For more information, see “Acquisitions” below.
In addition to the consolidation of competitors within the industries of the engineered building systems, metal components and metal coil coating businesses, in recent years there has been consolidation between those industries and steel producers. Several of our competitors have been acquired by steel producers, and further similar acquisitions are possible. For a discussion of the possible effects on us of such consolidations, see “Item 1A. Risk Factors.”
Acquisitions
We have a history of making acquisitions within our industry, including the Metl-Span Acquisition, the CENTRIA Acquisition and the Merger, and we regularly evaluate growth opportunities both through acquisitions and internal investment. We believe that there remain opportunities for growth through consolidation in the metal buildings and components businesses, and our goal is to continue to grow organically and through opportunistic strategic acquisitions.
Consistent with our growth strategy, we frequently engage in discussions with potential sellers regarding the possible purchase by us of businesses, assets and operations that are strategic and complementary to our existing operations. Such assets and operations include engineered building systems and metal components, but may also include assets that are closely related to, or intertwined with, these business lines, and enable us to leverage our asset base, knowledge base and skill sets. Such acquisition efforts may involve participation by us in processes that have been made public, involve a number of potential buyers and are commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of the very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets that, if acquired, would have a material effect on our financial condition and results of operations.
We also evaluate from time to time possible dispositions of assets or businesses when such assets or businesses are no longer core to our operations and do not fit into our long-term strategy.
The Company’s debt agreements contain a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness, transfer or sell assets, make acquisitions and engage in mergers. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt.”
Environmental Matters
The operation of our business is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of manufacturing facilities, we must comply with these laws and regulations at the federal, state, local and tribal levels. These laws and regulations can impact or restrict our business activities in many ways, such as:

•
requiring investigative or remedial action to mitigate or contain certain environmental conditions that may have been historically or otherwise caused by our operations or practices, or by former owners or operators at properties we have acquired; or

•	restricting the operations of facilities found to be out of compliance with environmental laws and regulations, permits or other legal authorizations issued pursuant to such laws or regulations.
The trend in environmental regulation is to place more restrictions and requirements on activities that potentially impact human health and welfare or the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or corrective actions, and actual future expenditures may differ from what we presently anticipate. However, we strategically anticipate future regulatory requirements that might be imposed and plan accordingly to meet and maintain compliance. We do so with the goal of minimizing the associated costs of compliance without affecting our ability to comply.
Failure to comply with environmental laws and regulations may trigger a variety of administrative, civil or criminal enforcement actions, including the assessment of monetary penalties, the imposition of investigative or remedial requirements, or the issuance of orders limiting current or future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances or industrial wastes have been mismanaged or otherwise released. Moreover, neighboring landowners or other third parties may file claims for personal injury and property damage allegedly caused by the release of substances or contaminants into the environment.
We do not believe that compliance with federal, state, local or tribal environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental compliance activities we are presently engaged in are not expected to materially interrupt or diminish our operational ability to manufacture our products. We cannot assure, however, that future events, such as changes in existing laws or regulations, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions related to our operations will not cause us to incur significant costs.
The following are representative environmental and safety requirements relating to our business:
Air Emissions.  Our operations are subject to the federal Clean Air Act Amendments of 1990, or CAAA, and comparable state laws and regulations. These laws and regulations govern emissions of air pollutants from industrial stationary sources (such as our manufacturing facilities) and impose various permitting, air pollution control, emissions monitoring, recordkeeping and reporting requirements. Such laws and regulations may require us to obtain pre-approval for constructing or modifying our facilities in ways that have the potential to produce new or increased air emissions; obtain and comply with operating permits that limit air emissions or restrict certain operating parameters; or employ best available control technologies to reduce or minimize emissions from our facilities.
Our failure to comply with these requirements could subject us to monetary penalties, injunctions, restrictions on operations, or potential administrative, civil or criminal enforcement actions. We may be required to incur certain capital expenditures in the future for air pollution control equipment in conjunction with obtaining and complying with pre-construction authorizations or operating permits. We do not believe that our operations will be materially adversely affected by such requirements.
Greenhouse Gases.  More stringent laws and regulations relating to climate change and greenhouse gases, or GHGs, may be adopted in the future and could impact our facilities, raw material suppliers, the transportation and distribution of our products, and our customers, which could cause us to incur additional operating costs or reduced demand for our products.
On December 15, 2009, the federal Environmental Protection Agency, or EPA, published its findings that emissions of carbon dioxide, methane, and other GHGs present an endangerment to public health, the economy and the environment because emissions of such gases, according to the EPA, contribute to the warming of the earth’s atmosphere and other climate changes. These findings allowed the EPA to adopt and implement regulations and permit programs that would restrict emissions of GHGs under existing provisions of the federal CAAA.
The EPA adopted regulations that would require a reduction in emissions of GHGs and could trigger permit review for GHGs produced from certain industrial stationary sources. In June 2010, the EPA adopted the Prevention of Significant Deterioration (“PSD”) and Title V Greenhouse Gas Tailoring Rule, which phases in permitting requirements for stationary sources of GHGs beginning January 2, 2011. This rule “tailors” these permitting programs to apply to certain significant stationary sources of GHG emissions in using a multistep process, with the largest sources first subjected to permitting. In June 2014, the Supreme Court restricted applicability of the Tailoring Rule to GHG-emitting stationary sources that also emit conventional non-GHG National Ambient Air Quality Standard criteria pollutants at levels greater than PSD and Title V threshold amounts.
Although it is not possible to accurately predict how new GHG rules and policies would impact our business, any new federal, regional or state restrictions on emissions of carbon dioxide or other GHGs that may be imposed in areas where we conduct business could result in increased compliance costs or additional operating restrictions. Such restrictions could potentially make our products more expensive and reduce their demand.
Hazardous and Solid Industrial Waste.  Our operations generate industrial solid wastes, including some hazardous wastes that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws. RCRA imposes requirements for the handling, storage, treatment and disposal of hazardous waste. Industrial wastes we generate, such as paint waste, spent solvents and used chemicals, may be regulated as hazardous waste, although RCRA has provisions to exempt some of our wastes from classification as hazardous waste. However, our non-hazardous or exempted industrial wastes are still regulated under state law or the less stringent industrial solid waste requirements of RCRA. We do not believe that our operations will be materially adversely affected by such requirements.

Site Remediation.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at off-site locations such as landfills. During our normal operations, we use materials and generate industrial solid wastes that fall within the definition of a “hazardous substance.”
CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health and welfare or the environment and seek to recover from the responsible parties the costs incurred for remedial cleanup activities or other corrective actions. Under CERCLA, we could be subject to joint and several liability for the full or partial costs of cleaning up and restoring sites where hazardous substances historically generated by us have been released; damages to natural resources; and the costs of risk assessment studies and contamination containment measures.
We currently own or lease, and historically owned or leased, numerous properties that for many decades have been used for industrial manufacturing operations. Hazardous substances or industrial wastes may have been mismanaged, disposed of or released on or under the properties owned or leased by us, or on or under other locations where such wastes have been transported for disposal. In addition, some of these properties have been operated by third parties or previous owners whose management, disposal or release of hazardous substances or wastes were not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws.
Under such laws, we could be required to remove hazardous substances or previously disposed of industrial wastes (including wastes disposed by prior owners or operators); to investigate or remediate contaminated property (including contaminated soil and groundwater, whether from prior owners or operators or other historic activities or releases); or perform remedial closure activities to limit or prevent future contamination. Moreover, neighboring landowners and other affected parties may file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment.
Wastewater Discharges.  Our operations are subject to the federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, or CWA, and analogous state laws and regulations. These laws and regulations impose requirements and strict controls regarding the discharge of pollutants from industrial activity into waters of the United States. Such laws and regulations may require that we obtain and comply with categorical industrial wastewater standards and pretreatment or discharge permits containing limits on various water pollutant discharge parameters.
Our failure to comply with CWA requirements could subject us to monetary penalties, injunctions, restrictions on operations, and potential, administrative, civil or criminal enforcement actions. We may be required to incur certain capital expenditures in the future for wastewater discharge or stormwater runoff treatment technology relating to maintaining compliance with wastewater permits and water quality standards. Any unauthorized release of pollutants to waters of the United States from our facilities could result in administrative, civil or criminal penalties as well as associated corrective action obligations. We do not believe that our operations will be materially adversely affected by these requirements.
Employee Health and Safety.  We are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state laws that regulate the protection of the health and safety of our workers. In addition, the OSHA hazard communication standard requires that information about hazardous materials used or produced by our operations be maintained and is available to our employees, state and local government authorities, and citizens. We do not expect that our operations will be materially adversely affected by these requirements.
Zoning and Building Code Requirements
The engineered building systems and components we manufacture must meet zoning, building code and uplift requirements adopted by local governmental agencies. We believe that our products are in substantial compliance with applicable zoning, code and uplift requirements. Compliance does not have a material adverse effect on our business.
Patents, Licenses and Proprietary Rights
We have a number of United States patents, pending patent applications and other proprietary rights, including those relating to metal roofing systems, metal overhead doors, our pier and header system, our Long Bay® System and our building estimating and design system. The patents on our Long Bay® System expire in 2021. We also have several registered trademarks and pending registrations in the United States.
Research and Development Costs
Total expenditures for research and development were $3.5 million, $4.3 million and $3.7 million for fiscal years 2018, 2017 and 2016, respectively. We incur research and development costs to develop new products, improve existing products and improve safety factors of our products in the metal components business. These products include building and roofing systems, insulated panels, clips, purlins and fasteners.

Employees
As of October 28, 2018, we have approximately 5,300 employees, of whom approximately 4,100 are manufacturing and engineering personnel. We regard our employee relations as satisfactory. Approximately 13% of our workforce, including the employees at our subsidiary in Mexico, are represented by a collective bargaining agreement or union. As of the date of the consummation of the Merger, Ply Gem employed approximately 15,600 employees across 39 facilities in North America.